EXECUTION VERSION

AMENDMENT NO. 10 TO AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

This AMENDMENT NO. 10 TO AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (this “Amendment”), dated as of April 30, 2025, is among RPM FUNDING CORPORATION, a Delaware corporation (“Seller”), RPM INTERNATIONAL INC., a Delaware corporation (“RPM-Delaware”), as servicer and as performance guarantor (in such capacity, the “Performance Guarantor”), WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as a Purchaser, PNC BANK, NATIONAL ASSOCIATION (“PNC”), as a Purchaser and as administrative agent for the Purchasers (in such capacity, the “Administrative Agent”), and PNC CAPITAL MARKETS LLC, as structuring agent (in such capacity, the “Structuring Agent”).

RECITALS

1.
Seller, RPM-Delaware, Wells Fargo, PNC, Administrative Agent and Structuring Agent are parties to that certain Amended and Restated Receivables Purchase Agreement, dated as of May 9, 2014 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Agreement”).
2.
Concurrently herewith, Seller, the Originators, Wells Fargo, PNC and Administrative Agent are entering into that certain Amendment No. 12 to Second Amended and Restated Receivables Sale Agreement, dated as of the date hereof (the “RSA Amendment”).
3.
Concurrently herewith, Seller, RPM-Delaware, Wells Fargo, PNC, Administrative Agent and Structuring Agent are entering into that certain Amended and Restated Fee Letter, dated as of the date hereof (the “Fee Letter”).
4.
Seller, RPM-Delaware, Wells Fargo, PNC, Administrative Agent and Structuring Agent desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.
Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings ascribed thereto in, or by reference in, the Agreement.
SECTION 2.
Amendments to the Agreement. Effective as of the date hereof, the Agreement is hereby amended to incorporate the changes shown on the marked pages of the Agreement attached hereto as Exhibit A.

Amendment No. 10 to A&R RPA (RPM)

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SECTION 3.
Representations and Warranties. Each of the Seller and RPM-Delaware hereby represents and warrants to the Purchasers and the Administrative Agent as of the date hereof as follows:
(a)
Representations and Warranties. The representations and warranties made by it in the Transaction Documents (including the Agreement, as amended hereby) are true and correct as of the date hereof (unless stated to relate solely to an earlier date, in which case such representations or warranties were true and correct as of such earlier date).
(b)
Enforceability. The execution and delivery by such Person of this Amendment, and the performance of each of its obligations under this Amendment and the Agreement, as amended hereby, are within its corporate powers and have been duly authorized by all necessary action on its part. This Amendment and the Agreement, as amended hereby, are such Person’s valid and legally binding obligations, enforceable in accordance with their terms.
(c)
No Default. Both before and immediately after giving effect to this Amendment and the transactions contemplated hereby, no Amortization Event or Potential Amortization Event exists or shall exist.
SECTION 4.
Conditions to Effectiveness. This Amendment shall become effective as of the date hereof subject to the satisfaction of each of the following conditions precedent:
(a)
receipt by the Administrative Agent of counterparts of this Amendment (whether by facsimile or otherwise) executed by each of the parties hereto;
(b)
receipt by the Administrative Agent of counterparts of the RSA Amendment (whether by facsimile or otherwise) executed by each of the parties thereto;
(c)
receipt by the Administrative Agent of counterparts of the Fee Letter (whether by facsimile or otherwise) executed by each of the parties thereto;
(d)
evidence received by the Administrative Agent that (i) each “Amendment Fee” under and as defined in the Fee Letter and (ii) each other fee or other amount owing by the Seller under any Transaction Document or in connection with this Amendment or the transactions contemplated hereby, in each case, have been paid in fully in accordance with the terms of the Fee Letter or such other document to which such fee or amount is payable; and
(e)
receipt by the Administrative Agent of such other documents, instruments, certificates, opinions and other deliverables set forth in Annex A hereto.
SECTION 5.
Effect of Amendment; Ratification. Except as specifically amended hereby, the Agreement is hereby ratified and confirmed in all respects, and all of its provisions shall remain in full force and effect. After this Amendment becomes effective, all references in the Agreement (or in any other Transaction Document) to “the Receivables Purchase Agreement”, “the Amended and Restated Receivables Purchase Agreement”, “this Agreement”, “hereof”, “herein”, or words

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of similar effect, in each case referring to the Agreement, shall be deemed to be references to the Agreement as amended hereby. This Amendment shall not be deemed to expressly or impliedly waive, amend, or supplement any provision of the Agreement other than as specifically set forth herein.
SECTION 6.
Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, and each counterpart shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
SECTION 7.
CHOICE OF LAW. THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL APPLY HERETO).
SECTION 8.
WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AMENDMENT, ANY DOCUMENT EXECUTED BY THE SELLER PARTIES PURSUANT TO THE AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.
SECTION 9.
Section Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or the Agreement or any provision hereof or thereof.
SECTION 10.
Transaction Document. This Amendment shall constitute a Transaction Document.
SECTION 11.
Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
SECTION 12.
Reaffirmation of Performance Guaranty. After giving effect to this Amendment and each of the other transactions contemplated hereby, all of the provisions of the Performance Guaranty shall remain in full force and effect and the Performance Guarantor hereby ratifies and affirms the Performance Guaranty and acknowledges that the Performance Guaranty has continued and shall continue in full force and effect in accordance with its terms.

[Signature pages to follow]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

RPM FUNDING CORPORATION,

as Seller

By: /s/ Tracy D. Crandall
Name: Tracy D. Crandall
Title: President and Secretary

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RPM INTERNATIONAL INC.,

as Servicer and Performance Guarantor

By: /s/ Tracy D. Crandall
Name: Tracy D. Crandall
Title: Vice President, General Counsel, Chief Compliance Officer and Secretary

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WELLS FARGO BANK, NATIONAL ASSOCIATION,

as a Purchaser

By: /s/ Taylor Cloud
Name: Taylor Cloud
Title: Executive Director

S-3	Amendment No.10 to A&R RPA (RPM)

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PNC BANK, NATIONAL ASSOCIATION,

as a Purchaser and as Administrative Agent

By: /s/ Michael Ferragonio
Name: Michael Ferragonio
Title: Senior Vice President

PNC CAPITAL MARKETS LLC,
as Structuring Agent

By: /s/ Michael Ferragonio
Name: Michael Ferragonio
Title: Managing Director

S-4	Amendment No.10 to A&R RPA (RPM)

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Exhibit A

[Amendments to the Agreement]

Exhibit A	Amendment No.10 to A&R RPA (RPM)

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~~CONFORMED COPY~~EXECUTION VERSION

EXHIBIT A TO AMENDMENT NO. 10, DATED AS OF APRIL 30, 2025

CONFORMED COPY includes

Amendment No. 1, dated February 25, 2015

Amendment No. 2, dated May 2, 2017

Amendment No. 3, dated June 18, 2018

Amendment No. 4, dated May 8, 2020

Amendment No. 5, dated May 22, 2020

Amendment No. 6, dated March 18, 2021

Amendment No. 7, dated March 1, 2022

Amendment No. 8, dated March 23, 2023

Amendment No. 9, dated as of May 20, 2024

AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT

Dated as of May 9, 2014

among

RPM Funding Corporation, as Seller,

RPM International Inc., as Servicer,

PNC BANK, NATIONAL ASSOCIATION

WELLS FARGO BANK, NATIONAL ASSOCIATION

PNC BANK, NATIONAL ASSOCIATION, individually, as Administrative Agent and, PNC CAPITAL MARKETS LLC, as Structuring Agent

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Page

ARTICLE I. PURCHASE ARRANGEMENTS 2

Section 1.1 Purchase Facility 2

Section 1.2 Increases 2

Section 1.3 Decreases 3

Section 1.4 Payment Requirements 3

ARTICLE II. PAYMENTS AND COLLECTIONS ~~3~~4

Section 2.1 Payments ~~3~~4

Section 2.2 Collections Prior to Amortization ~~4~~5

Section 2.3 Collections Following Amortization ~~4~~5

Section 2.4 Application of Collections 5

Section 2.5 Payment Rescission ~~5~~6

Section 2.6 Maximum Purchaser Interests ~~5~~6

Section 2.7 Clean Up Call 6

Section 2.8 Administrative Agent’s Clawback 7

ARTICLE III. [RESERVED] ~~6~~8

ARTICLE IV. PURCHASER FUNDING ~~6~~8

Section 4.1 Purchaser Funding ~~6~~8

Section 4.2 Yield Payments ~~6~~8

Section 4.3 Selection and Continuation of Tranche Periods ~~6~~8

Section 4.4 Discount Rates ~~7~~8

Section 4.5 Conforming Changes Relating to Term SOFR Rate or
Daily Simple SOFR~~. 7~~9

Section 4.6 Rate Unascertainable; Increased Costs; Illegality;
Benchmark Replacement Setting ~~7~~9

Section 4.7 Benchmark Replacement Setting ~~9~~10

ARTICLE V. REPRESENTATIONS AND WARRANTIES ~~13~~15

Section 5.1 Representations and Warranties of Seller ~~13~~15

Section 5.2 Representations and Warranties of Servicer ~~18~~19

ARTICLE VI. CONDITIONS OF PURCHASES ~~19~~20

Section 6.1 Conditions Precedent to Initial Incremental Purchase ~~19~~20

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(continued)

Page

Section 6.2 Conditions Precedent to All Purchases and Reinvestments ~~19~~20

ARTICLE VII. COVENANTS ~~20~~21

Section 7.1 Affirmative Covenants of the Seller Parties ~~20~~21

Section 7.2 Negative Covenants of the Seller Parties ~~29~~30

ARTICLE VIII. ADMINISTRATION AND COLLECTION ~~30~~32

Section 8.1 Designation of Servicer ~~30~~32

Section 8.2 Duties of Servicer ~~31~~33

Section 8.3 Collection Notices ~~33~~34

Section 8.4 Responsibilities of Seller ~~33~~34

Section 8.5 Reports ~~33~~34

Section 8.6 Servicing Fees ~~33~~35

ARTICLE IX. AMORTIZATION EVENTS ~~34~~35

Section 9.1 Amortization Events ~~34~~35

Section 9.2 Remedies ~~36~~38

ARTICLE X. INDEMNIFICATION ~~37~~38

Section 10.1 Indemnities by the Seller ~~37~~38

Section 10.2 Indemnities by the Servicer ~~39~~41

Section 10.3 Increased Cost and Reduced Return ~~41~~42

Section 10.4 Other Costs and Expenses ~~41~~43

ARTICLE XI. THE ADMINISTRATIVE AGENT ~~42~~43

Section 11.1 Appointment ~~42~~43

Section 11.2 Delegation of Duties ~~42~~44

Section 11.3 Exculpatory Provisions ~~42~~44

Section 11.4 Reliance by the Administrative Agent and the Purchasers ~~43~~44

Section 11.5 Notice of Amortization Events ~~43~~44

Section 11.6 Non-Reliance on the Administrative Agent and Other Purchasers ~~43~~45

Section 11.7 Indemnification of Administrative Agent ~~44~~45

Section 11.8 Administrative Agent in its Individual Capacity ~~44~~46

Section 11.9 Successor Administrative Agent ~~45~~46

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(continued)

Page

Section 11.10 [RESERVED] ~~45~~46

Section 11.11 UCC Filings ~~45~~46

Section 11.12 Structuring Agent ~~45~~46

Section 11.13 Benchmark Replacement Notification ~~45~~46

Section 11.14 Erroneous Payments ~~45~~47

ARTICLE XII. ASSIGNMENTS; PARTICIPATIONS ~~48~~49

Section 12.1 Assignments ~~48~~49

Section 12.2 Participations ~~48~~50

Section 12.3 Pledge to a Federal Reserve Bank ~~49~~50

ARTICLE XIII. [reserved] ~~49~~50

ARTICLE XIV. MISCELLANEOUS ~~49~~50

Section 14.1 Waivers and Amendments ~~49~~50

Section 14.2 Notices ~~49~~51

Section 14.3 Ratable Payments ~~50~~51

Section 14.4 Protection of Purchaser Interests ~~50~~51

Section 14.5 Confidentiality ~~51~~52

Section 14.6 [RESERVED] ~~51~~53

Section 14.7 Limitation of Liability ~~51~~53

Section 14.8 CHOICE OF LAW ~~52~~53

Section 14.9 CONSENT TO JURISDICTION ~~52~~53

Section 14.10 WAIVER OF JURY TRIAL ~~52~~54

Section 14.11 Integration; Binding Effect; Survival of Terms ~~52~~54

Section 14.12 Counterparts; Severability; Section References ~~53~~54

Section 14.13 Characterization ~~53~~54

Section 14.14 USA PATRIOT Act Notice ~~54~~55

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ARTICLE I.

PURCHASE ARRANGEMENTS
Section 1.1
Purchase Facility.
(a)
On the terms and subject to the conditions set forth in this Agreement, Seller may from time to time prior to the Facility Termination Date, sell Purchaser Interests to the Purchasers by delivering (or causing Servicer to deliver, on Seller’s behalf) a Purchase Notice to each Purchaser in accordance with Section 1.2. Upon receipt of a Purchase Notice,
(i)
PNC agrees to purchase its Percentage of such Purchaser Interest, on the terms and subject to the conditions hereof, provided that at no time may the aggregate Capital of PNC at any one time outstanding exceed the lesser of (A) the amount of PNC’s Commitment hereunder, and (B) PNC’s Percentage of the difference between the Adjusted Net Receivables Balance and the Aggregate Reserves; and
(ii)
Wells Fargo agrees to purchase its Percentage of such Purchaser Interest, on the terms and subject to the conditions hereof, provided that at no time may the aggregate Capital of Wells Fargo at any one time outstanding exceed the lesser of (A) the amount of Wells Fargo’s Commitment hereunder, and (B) Wells Fargo’s Percentage of the difference between the Adjusted Net Receivables Balance and the Aggregate Reserves.

In no event shall the Aggregate Capital outstanding hereunder exceed the lesser of (1) the Purchase Limit and (2) the difference between the Adjusted Net Receivables Balance and the Aggregate Reserves. Each Purchaser’s Commitments to Seller under this Agreement shall terminate on the Facility Termination Date.

(b)
Seller may, upon at least 10 Business Days’ notice to the Administrative Agent and each Purchaser, terminate in whole or reduce in part, ratably between PNC and Wells Fargo in accordance with their respective Percentages, the unused portion of the Purchase Limit; provided that each partial reduction of the Purchase Limit shall be in an aggregate amount equal to $10,000,000 or a larger integral multiple of $1,000,000.
Section 1.2
Increases. Each Incremental Purchase hereunder shall be made at the written request of the Seller (or Servicer, on Seller’s behalf) in a form set forth as Exhibit II hereto (a “Purchase Notice”); provided that, at any time when PNC (or an Affiliate thereof) is the Administrative Agent and the Seller has entered into a PINACLE Agreement, then any request for an Incremental Purchase made by the Seller (or Servicer, on Seller’s behalf) using PINACLE shall constitute a Purchase Notice.

~~Section 1.2 Increases.~~  Each Purchase Notice (1) shall be made by Seller (or Servicer, on Seller’s behalf) ~~shall provide each Purchaser with notice of each Incremental~~no later than (x) in the case of a Purchase ~~by~~Notice made pursuant to PINACLE, 12:00 p.m. New York City time on the proposed date of ~~each~~ such Incremental Purchase ~~in a form set forth as Exhibit II hereto (a~~

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~~“Purchase Notice”).~~, or (y) in the case of any other Purchase Notice, 12:00 p.m. New York City time on the proposed date of such Incremental Purchase; provided that any Purchase Notice made after such applicable time shall be deemed to have been made on the following Business Day, and (2) shall specify (i) the amount of the Incremental Purchase requested (which shall not be less than $3,000,000 and shall be an integral multiple of $100,000), (ii) other than for a Purchase Notice made pursuant to PINACLE, the allocation of such amount among the Purchasers, which shall be ratable based on the Commitments, (iii) the account to which the proceeds of such Incremental Purchase shall be distributed, (iv) the date such requested Incremental Purchase is to be made, which shall be a Business Day and (v) the requested Discount Rate and Tranche Period. Each Purchase Notice shall be subject to Section 6.2 hereof ~~and, except as set forth below, shall be irrevocable and shall specify the requested Purchase Price (which shall be at least $3,000,000 or a larger integral multiple of $100,000) and date of purchase and the requested Discount Rate and Tranche Period. In the event that any Purchase Notice is delivered later than 12:00 p.m. New York City time on the date of such Incremental Purchase, the Purchasers shall make such Incremental Purchase on a best-efforts basis only.~~ .

On the date of each Incremental Purchase, each Purchaser shall, upon satisfaction of the applicable conditions precedent set forth in Article VI~~, each Purchaser, shall deposit to the Facility Account, in immediately available funds, no later than 2:00 p.m. (New York time)~~ and pursuant to the other conditions set forth herein, remit to the Administrative Agent, in same day funds to the account specified by the Administrative Agent for such purpose, an amount equal to its Percentage of the Purchase Price of the Purchaser Interest then being purchased~~.~~, such that the Administrative Agent is above to, and the Administrative Agent shall, to the extent the Purchasers have made funds available to it for such purposes and subject to Article VI and the other conditions set forth herein, fund such Incremental Purchase to the Seller on the date of such Incremental Purchase; provided that if any Purchaser fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds such Purchaser’s portion of such Incremental Purchase on the date thereof, and such Purchaser shall be subject to the repayment obligation in Section 2.8(a).

Section 1.3
Decreases. Seller ~~(or Servicer, on Seller’s behalf) shall provide each Purchaser with prior written notice no later than 12:00 noon (New York time) on the proposed effective date (each, a “Reduction Notice”) of any proposed reduction of Aggregate Capital~~, in its discretion, shall have the right to make a prepayment, in whole or in part, of the outstanding Aggregate Capital (i) on any Business Day if, at such time, (A) PNC (or an Affiliate thereof) is the Administrative Agent, (B) Seller has entered into a PINACLE Agreement and (C) such prepayment is made with PINACLE; provided, that any such prepayment made with PINACLE after 12:00 p.m. New York City time on any day shall be deemed to have been made on the next occurring Business Day, or (ii) upon same-day written notice by delivering to the Administrative Agent written notice (a “Reduction Notice”) no later than 12:00 p.m. New York City time on the proposed Business Day of such prepayment (it being understood that any such request made after such time shall be deemed to have been made on the next occurring Business Day). Such Reduction Notice shall designate (i) the date upon which any such reduction of Aggregate Capital shall occur (which date shall be a Business Day), (ii) the amount of Aggregate Capital to be reduced (the “Aggregate Reduction”) and (iii) each Purchaser’s Percentage of such Aggregate Reduction, which shall be applied ratably to the Purchaser Interests of each Purchaser

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in accordance with the amount of Capital (if any) owing to such Purchaser. Only one (1) Reduction Notice shall be outstanding at any time. All prepayments pursuant to this section shall be accompanied by any associated Broken Funding Costs.

Section 1.4
Payment Requirements. All amounts to be paid or deposited by any Seller Party pursuant to any provision of this Agreement shall be paid or deposited into the PNC Account for distribution by the Administrative Agent in accordance with the terms hereof no later than 12:00 noon (New York City time) on the day when due in immediately available funds, and if not received before 12:00 noon (New York City time) shall be deemed to be received on the next succeeding Business Day. ~~If such~~All amounts ~~are payable~~paid by the Administrative Agent to Wells Fargo, ~~they~~ shall be paid to the Wells Fargo Account. If such amounts are payable to the Administrative Agent or to PNC, they shall be paid to the PNC Account. All computations of Yield, per annum fees hereunder and per annum fees under the Fee Letter shall be made on the basis of a year of 360 days for the actual number of days elapsed. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.
ARTICLE II.

PAYMENTS AND COLLECTIONS
Section 2.1
Payments. Notwithstanding any limitation on recourse contained in this Agreement, Seller (or Servicer, on Seller’s behalf) shall immediately remit to the Administrative Agent for distribution to each of the Purchasers when due, for the account of such Purchaser, on a full recourse basis, all of the following (collectively, the “Obligations”):
(i)
such fees as set forth in the Fee Letter (which fees shall be sufficient to pay all fees owing to the Administrative Agent, Structuring Agent and the Purchasers),
(ii)
all amounts payable as Yield,
(iii)
all amounts payable as Deemed Collections (which shall be immediately due and payable by Seller and applied to reduce outstanding Aggregate Capital hereunder in accordance with Sections 2.2 and 2.3 hereof),
(iv)
all amounts required pursuant to Section 2.6,
(v)
all amounts payable pursuant to Article X, if any,
(vi)
all Servicer costs and expenses, including the Servicing Fee, in connection with servicing, administering and collecting the Receivables,
(vii)
all Broken Funding Costs, and
(viii)
all Default Fees.

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If Seller fails to pay any of the Obligations when due, Seller agrees to pay, on demand, the Default Fee in respect thereof until paid. Notwithstanding the foregoing, no provision of this Agreement or the Fee Letter shall require the payment or permit the collection of any amounts hereunder in excess of the maximum permitted by applicable law. If at any time Seller receives any Collections or is deemed to receive any Collections, Seller (or Servicer, on Seller’s behalf) shall immediately pay such Collections or Deemed Collections to the Servicer for application in accordance with the terms and conditions hereof and, at all times prior to such payment, such Collections or Deemed Collections shall be held in trust by Seller for the exclusive benefit of the Purchasers and the Administrative Agent.

Section 2.2
Collections Prior to Amortization. Prior to the Amortization Date, any Collections and/or Deemed Collections received by the Servicer shall be set aside and held in trust by the Servicer for the payment of any accrued and unpaid Aggregate Unpaids or for a Reinvestment as provided in this Section 2.2. If on any Business Day prior to the Amortization Date, any Collections are received by the Servicer after payment of any Obligations that are then due and owing, Seller hereby requests and the Purchasers hereby agree to make, simultaneously with such receipt, a reinvestment (each, a “Reinvestment”) with that portion of the balance of each and every Collection received by the Servicer that is part of any Purchaser Interest, such that after giving effect to such Reinvestment, the amount of Capital of such Purchaser Interest immediately after such receipt and corresponding Reinvestment shall be equal to the amount of Capital immediately prior to such receipt. On each Settlement Date prior to the occurrence of the Amortization Date, the Servicer shall remit to the Administrative Agent, for further distribution to the Wells Fargo Account and the PNC Account, each Purchaser’s respective Percentage of the amounts set aside during the preceding Settlement Period that have not been subject to a Reinvestment and apply such amounts (if not previously paid in accordance with Section 2.1) to reduce the Obligations. Once such Obligations shall be reduced to zero, any additional Collections received by the Servicer (i) if applicable, shall be remitted to the ~~Wells Fargo Account and~~Administrative Agent in the PNC Account no later than 12:00 noon (New York City time) to the extent required to fund the Purchasers’ respective Percentages of any Aggregate Reduction on such Settlement Date and (ii) any balance remaining thereafter shall be remitted from the Servicer to Seller on such Settlement Date.
Section 2.3
Collections Following Amortization. On the Amortization Date and on each day thereafter, the Servicer shall set aside and hold in trust, for the holders of each Purchaser Interest, all Collections received on such day and an additional amount of the Seller’s funds for the payment of any accrued and unpaid Obligations owed by Seller and not previously paid by Seller in accordance with Section 2.1. On and after the Amortization Date, the Servicer shall, at any time upon the request from time to time by (or pursuant to standing instructions from) the Administrative Agent or any Purchaser (i) remit to the Administrative Agent for further distribution to the Wells Fargo Account and the PNC Account the Purchasers’ respective Percentages of the amounts set aside pursuant to the preceding sentence, and (ii) apply such amounts to reduce the applicable Purchasers’ Capital associated with each such Purchaser Interest and any other Aggregate Unpaids.
Section 2.4
Application of Collections. If there shall be insufficient funds on deposit ~~for~~with the ~~Servicer~~Administrative Agent to distribute funds in payment in full of the

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aforementioned amounts pursuant to Section 2.2 or 2.3 (as applicable), the ~~Servicer~~Administrative Agent shall distribute funds:

first, to the payment of the Servicer’s reasonably and properly documented out-of-pocket costs and expenses in connection with servicing, administering and collecting the Receivables, including the Servicing Fee, if RPM-Delaware or one of its Affiliates is not then acting as the Servicer, second, to the reimbursement of the Administrative Agent’s costs of collection and enforcement of this Agreement,

third, ratably to the payment of all accrued and unpaid fees under the Fee Letter and Yield,

fourth, for the ratable payment of all other unpaid Obligations, provided that to the extent such Obligations relate to the payment of Servicer costs and expenses, including the Servicing Fee, when RPM-Delaware or one of its Affiliates is acting as the Servicer, such costs and expenses will not be paid until after the payment in full of all other Obligations, fifth, unless the Amortization Date has occurred or a Reduction Notice has been delivered, to the making of a Reinvestment,

sixth, to the ratable reduction of the Aggregate Capital, and seventh, after the Aggregate Unpaids have been indefeasibly reduced to zero, to Seller.

Collections applied to the payment of Aggregate Unpaids shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth above in this Section 2.4, shall be shared ratably (within each priority) among the Administrative Agent and the Purchasers in accordance with the amount of such Aggregate Unpaids owing to each of them in respect of each such priority.

Section 2.5
Payment Rescission. No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay the Administrative Agent (for distribution to the applicable Purchaser ~~or the Administrative Agent~~) the full amount thereof, plus the Default Fee from the date of any such rescission, return or refunding.
Section 2.6
Maximum Purchaser Interests. Seller shall ensure that the Purchaser Interests of the Purchasers shall at no time exceed in the aggregate 100%. If the aggregate of the Purchaser Interests of the Purchasers exceeds 100% or the Aggregate Capital of the Purchasers exceeds the Purchase Limit on any day, Seller shall pay to ~~each of~~the Administrative Agent (for distribution to the Purchasers) within one (1) Business Day (or if such day is not a Business Day,

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within two (2) Business Days) ~~its respective Percentage of~~ an amount to be applied to reduce ~~its~~the Purchasers’ aggregate Capital outstanding, such that after giving effect so such payment, the aggregate of the Purchaser Interests equals or is less than 100% and the Aggregate Capital of the Purchasers equals or is less than the Purchase Limit.
Section 2.7
Clean Up Call. In addition to Seller’s rights pursuant to Section 1.3, Seller shall have the right on any Business Day (after providing written notice to the Administrative Agent and the Purchasers no later than 12:00 noon (New York City time) on the proposed effective date), at any time following the reduction of the Aggregate Capital to a level that is less than 20.0% of the original Purchase Limit, to repurchase from the Purchasers all, but not less than all, of the then outstanding Purchaser Interests. The purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such repurchase, payable in immediately available funds. Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against any Purchaser except for a representation and warranty that the reconveyance to Seller is being made free and clear of any Adverse Claim created by the applicable Purchaser.
Section 2.8
Administrative Agent’s Clawback.
(a)
Funding by Purchasers; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Purchaser, prior to the proposed date of any Incremental Purchase, that such Purchaser will not make available to the Administrative Agent such Purchaser’s Percentage of the Purchase Price of the Purchaser Interest then being purchased, the Administrative Agent may assume that such Purchaser has made such share available on such date in accordance with Section 1.2 and may, in reliance upon such assumption, make available to the Seller a corresponding amount. In such event, if a Purchaser has not in fact made its share of the applicable Incremental Purchase available to the Administrative Agent, then the applicable Purchaser and the Seller severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Seller to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Purchaser, the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Seller, the Alternate Base Rate. If the Seller and such Purchaser shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Seller the amount of such interest paid by the Seller for such period. If such Purchaser pays its share of the applicable Incremental Purchase to the Administrative Agent, then the amount so paid shall constitute such Purchaser’s share included in such Incremental Purchase. Any payment by the Seller shall be without prejudice to any claim the Seller may have against a Purchaser that shall have failed to make such payment to the Administrative Agent.
(b)
Payments by Seller; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Seller prior to the date on which any payment is due to the Administrative Agent for the account of the Purchasers

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hereunder that the Seller will not make such payment, the Administrative Agent may assume that the Seller has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Purchasers the amount due. In such event, if the Seller has not in fact made such payment, then each of the Purchasers severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Purchaser, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

ARTICLE III.

[RESERVED]
ARTICLE IV.

PURCHASER FUNDING
Section 4.1
Purchaser Funding. Each Purchaser Interest shall accrue Yield for each day during its Tranche Period at either the Term SOFR Rate, Daily Simple SOFR or the Alternate Base Rate in accordance with the terms and conditions hereof. Until Seller gives notice to the applicable Purchaser of another Discount Rate in accordance with Section 4.4, the initial Discount Rate for any Purchaser Interest shall be Daily Simple SOFR. Each Purchaser Interest acquired by a Purchaser shall be deemed to have a new Tranche Period commencing on the date of any such purchase.
Section 4.2
Yield Payments. On the Settlement Date for each Purchaser Interest, Seller shall pay to the Administrative Agent for distribution to the applicable Purchaser an aggregate amount equal to the accrued and unpaid Yield for the entire Tranche Period of each such Purchaser Interest in accordance with Article II.
Section 4.3
Selection and Continuation of Tranche Periods.
(a)
Seller (or Servicer, on Seller’s behalf) shall from time to time request Tranche Periods for the Purchaser Interests of each Purchaser, provided that if at any time such Purchaser shall have a Purchaser Interest, Seller shall always request Tranche Periods such that at least one Tranche Period shall end on a Settlement Date.
(b)
Seller, Servicer (on Seller’s behalf) or the applicable Purchaser, upon notice to and consent by the other received by 12:00 noon (New York City time) on the last Business Day of a Tranche Period (the “Terminating Tranche”) for any Purchaser Interest, may, effective on the last day of the Terminating Tranche: (i) divide any such Purchaser Interest into multiple Purchaser Interests, (ii) combine any such Purchaser Interest with one or more other Purchaser Interests that have a Terminating Tranche ending on the same day as such Terminating Tranche or (iii) combine any such Purchaser

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the Purchasers shall have received all fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the applicable Fee Letter.

Section 6.2 Conditions Precedent to All Purchases and Reinvestments. Each purchase of a Purchaser Interest and each Reinvestment shall be subject to the further conditions precedent that (a) in the case of each such purchase or Reinvestment the Servicer shall have delivered to the Purchasers on or prior to the date of such purchase, in form and substance satisfactory to each of the Purchasers, all Receivables Reports as and when due under Section 8.5; (b) the Facility Termination Date shall not have occurred; (c) the Administrative Agent and the Purchasers shall have received such other approvals, opinions or documents as it may reasonably request and (d) on the date of each such Incremental Purchase or Reinvestment, the following statements shall be true (and acceptance of the proceeds of such Incremental Purchase or Reinvestment shall be deemed a representation and warranty by Seller that such statements are then true):

(i)
the representations and warranties set forth in Sections 5.1 and 5.2 are true and correct on and as of the date of such Incremental Purchase or Reinvestment as though made on and as of such date; provided, however, that so long as the RPM-Delaware Credit Agreement does not require the bring down as of each borrowing date of the absence of material adverse change representation thereunder, the representation contained in Section 5.1(m) of this Agreement need only be true as of the date of the initial Purchase hereunder;
(ii)
no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that will constitute an Amortization Event, and no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that would constitute a Potential Amortization Event; and
(iii)
the Aggregate Capital does not exceed the Purchase Limit and the aggregate Purchaser Interests do not exceed 100%.

It is expressly understood that each Reinvestment shall, unless otherwise directed by the Administrative Agent or any Purchaser, occur automatically on each day that the Servicer shall receive any Collections without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of Seller to satisfy any of the foregoing conditions precedent in respect of such Reinvestment. The failure of Seller to satisfy any of the foregoing conditions precedent in respect of any Reinvestment shall give rise to a right of each Purchaser, which right may be exercised at any time on demand of such Purchaser, to rescind the related purchase and direct Seller to pay the Administrative Agent (for distribution back to such Purchaser ~~its~~) such Purchaser’s Percentages of the Collection prior to the Amortization Date that shall have been applied to the affected Reinvestment.

ARTICLE V.

COVENANTS

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(i)
Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the financial condition, operations, prospects or business of such Seller Party as the Administrative Agent or any Purchaser may from time to time reasonably request (i) in order to protect the interests of the Administrative Agent and the Purchasers under or as contemplated by this Agreement and (ii) any information available to the Seller Entities relating to the Receivables as the Administrative Agent or any Purchaser may from time to time reasonably request in order to assist the Administrative Agent or any Purchaser in complying with any and all applicable requirements under Article 5 of the Securitisation Regulation and any other due diligence provision or transparency provision of the Securitisation Regulation Requirements in relation to the Transaction Documents and the transactions contemplated thereby.

Information required to be delivered pursuant to this Section 7.1(a) shall be deemed to have been delivered if such information shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov.

(b)
Notices. Such Seller Party will notify the Administrative Agent and each Purchaser in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:
(i)
Amortization Events or Potential Amortization Events. The occurrence of each Amortization Event and each Potential Amortization Event, by a statement of an Authorized Officer of such Seller Party.
(ii)
Judgment and Proceedings. (A) (1) The entry of any judgment or decree against the Servicer or any of its respective Subsidiaries if the aggregate amount of all judgments and decrees then outstanding against the Servicer and its Subsidiaries exceeds $~~75,000,000~~150,000,000 after deducting (a) the amount with respect to which the Servicer or any such Subsidiary is insured and with respect to which the insurer has acknowledged responsibility, and (b) the amount for which the Servicer or any such Subsidiary is otherwise indemnified if the terms of such indemnification are satisfactory to the Administrative Agent and each Purchaser, and (2) the institution of any litigation, arbitration proceeding or governmental proceeding against the Servicer which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and (B) the entry of any judgment or decree or the institution of any litigation, arbitration proceeding or governmental proceeding against Seller.
(iii)
Material Adverse Effect. The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.
(iv)
Defaults Under Other Agreements. The occurrence of a default or an event of default under any other financing arrangement relating to a line of

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or any Significant Subsidiary shall take any corporate action to authorize any of the actions set forth in clauses (i) or (ii) above in this subsection (f).

(c)
Seller shall fail to comply with the terms of Section 2.6 hereof.
(d)
As at the end of any calendar month:
(i)
the average of the Dilution Ratios for the three months then most recently ended shall exceed 6.5%;
(ii)
the Days Sales Outstanding shall not exceed 73; or
(iii)
the average of the Past Due Ratios for the three months then most recently ended shall exceed 6.0%.
(e)
A Change of Control shall occur.
(f)
(i) One or more final judgments or orders for the payment of money shall be entered against Seller or (ii) one or more final judgments or orders for the payment of money in an amount in excess of $~~75,000,000~~150,000,000, individually or in the aggregate, shall be entered against the Servicer or any Originator on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for ~~ten~~forty-five (~~10~~45) consecutive days without a stay of execution.
(g)
Either (i) the “Termination Date” under and as defined in the Receivables Sale Agreement shall occur with respect to any Originator or (ii) any Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Seller under the Receivables Sale Agreement, provided, however, that upon 30 days’ prior written notice, an Originator may cease to sell or contribute Receivables to the Seller under the Receivables Sale Agreement without causing an Amortization Event under this Agreement if (1) such Originator has consolidated or merged with or into another Originator, or (2) to the extent that (a) Aggregate Capital plus Aggregate Reserves continue to be equal to or less than the Adjusted Net Receivables Balance after such Originator ceases to sell or contribute, (b) RPM-Delaware and the remaining Originators agree to such modified transaction terms which may be requested by the Administrative Agent and the Purchasers as being necessary to maintain an implied rating equivalent to the implied rating of the facility evidenced by this Agreement prior to such Originator ceasing to sell or contribute, as determined in the exercise of the Administrative Agent’s and the Purchasers’ reasonable credit judgment, including to (I) establish the Dilution Ratio, Delinquency Ratio and Past Due Ratio for this Agreement after such Originator ceases to sell or contribute which shall be set and calculated consistent with the methodology used to set and calculate such ratios prior to such Originator ceasing to sell or contribute, (II) establish Concentration Limits and Aggregate Reserves for the facility evidenced by this Agreement after such Originator ceases to sell or contribute which shall be set and calculated consistent with such methodology prior to such Originator’s ceasing to sell or contribute and (III) establish standards for items (ii)-(v) of the definition of “Eligible Receivable” which are

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Section 10.3 Increased Cost and Reduced Return.

(h)
Increased Costs Generally. If any Change in Law: (i) subjects any Purchaser to any charge or withholding on or with respect to this Agreement or a Purchaser’s obligations hereunder, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Purchaser of any amounts payable hereunder (except for changes in the rate of tax on the overall net income of a Purchaser or taxes excluded by Section 10.1) or (ii) imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of a Purchaser, or credit extended by a Purchaser pursuant to this Agreement or (iii) imposes any other condition the result of which is to increase the cost to a Purchaser of performing its obligations hereunder, or to reduce the rate of return on a Purchaser’s capital as a consequence of its obligations hereunder, or to reduce the amount of any sum received or receivable by a Purchaser under this Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the applicable Purchaser, Seller shall pay to the Administrative Agent (for distribution to such Purchaser), such amounts charged to such Purchaser or such amounts to otherwise compensate such Purchaser for such increased cost or such reduction. Notwithstanding the foregoing, no Purchaser that is not organized under the laws of the United States of America, or a state thereof, shall be entitled to reimbursement or compensation hereunder unless and until it has delivered to the Seller two (2) duly completed and signed originals of United States Internal Revenue Service Form W-8BEN or W-8ECI, as applicable, certifying in either case that such Purchaser is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes.
(i)
Capital Requirements. If any Purchaser determines that any Change in Law affecting such Purchaser or any lending office of such Purchaser or such Purchaser’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Purchaser’s capital or on the capital of such Purchaser’s holding company, if any, as a consequence of (A) this Agreement, (B) the commitments of such Purchaser hereunder, or (C) the ownership of undivided percentage ownership interests with regard to the Purchaser Interest (or interests therein) or any Capital, in any case, to a level below that which such Purchaser or such Purchaser’s holding company could have achieved but for such Change in Law (taking into consideration such Purchaser’s policies and the policies of such Purchaser’s holding company with respect to capital adequacy and liquidity), then from time to time, upon request of such Purchaser, the Seller will pay to the Administrative Agent (for distribution to such Purchaser) such additional amount or amounts as will compensate such Purchaser or such Purchaser’s holding company for any such reduction suffered.

Section 10.4 Other Costs and Expenses. Subject to the limitations set forth in the Fee Letter, Seller shall pay to the Administrative Agent (for the benefit of itself and the Purchasers) on demand all costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the cost of Purchasers’ auditors auditing the books, records and procedures of Seller, reasonable fees and out-of-pocket expenses of legal counsel for the Administrative Agent and the Purchasers (which such counsel may be employees of the Administrative Agent or a Purchaser) with respect thereto and with respect to advising the Administrative Agent and the Purchasers as to their respective rights and

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remedies under this Agreement. Seller shall pay to the Administrative Agent (for the benefit of itself and the Purchasers) on demand any and all costs and expenses of the Administrative Agent and the Purchasers, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event.

ARTICLE VI.

THE ADMINISTRATIVE AGENT
Section 6.1
Appointment.
(a)
Each Purchaser hereby irrevocably designates and appoints PNC, as Administrative Agent hereunder, and authorizes the Administrative Agent to take such action on its behalf under the provisions of the Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Transaction Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Administrative Agent shall be read into this Agreement or otherwise exist against the Administrative Agent.
(b)
The provisions of this Article XI are solely for the benefit of the Administrative Agent and the Purchasers, and neither of the Seller Parties shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article XI, except that this Article XI shall not affect any obligations which the Administrative Agent or any Purchaser may have to either of the Seller Parties under the other provisions of this Agreement.
(c)
In performing its functions and duties hereunder, the Administrative Agent shall act solely as the agent of the Purchasers and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for either of the Seller Parties or any of their respective successors and assigns.
Section 6.2
Delegation of Duties. The Administrative Agent may execute any of its duties under the applicable Transaction Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
Section 6.3
Exculpatory Provisions. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them or any Person described in Section 11.2 under or in connection with the Transaction Documents (except for its, their or such Person’s own bad faith, gross negligence or

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to occur pursuant to the Reduction Notice) of the Capital of such Purchaser Interest if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the sum of (x) to the extent all or a portion of such Capital is allocated to another Purchaser Interest, the amount of Yield actually accrued during the remainder of such period on such Capital for the new Purchaser Interest, and (y) to the extent such Capital is not allocated to another Purchaser Interest, the income, if any, actually received during the remainder of such period by the holder of such Purchaser Interest from investing the portion of such Capital not so allocated. In the event that the amount referred to in clause (B) exceeds the amount referred to in clause (A), the relevant Purchaser or Purchasers agree to pay to the Administrative Agent for distribution to the Seller the amount of such excess. All Broken Funding Costs shall be due and payable hereunder upon written demand.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania or New York, New York (or, if otherwise, the lending office of the Administrative Agent); provided that for purposes of any direct or indirect calculation or determination of, or when used in connection with any interest rate settings, fundings, disbursements, settlements, payments, or other dealings with respect to any Incremental Purchase that accrues yield at a rate based on SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“Calculation Period” means a calendar month.

“Canadian Receivable” means a Receivable as to which the Obligor (a) if a natural person, is a resident of Canada, and (b) if a corporation or other business entity, is organized under the laws of and/or maintains its chief executive office in Canada.

“Capital” of any Purchaser Interest means, at any time, (A) the Purchase Price of such Purchaser Interest, minus (B) the sum of the aggregate amount of Collections and other payments received by the Administrative Agent which in each case are applied to reduce such Capital in accordance with the terms and conditions of this Agreement; provided that such Capital shall be restored (in accordance with Section 2.5) in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Accounting Standards Codification Topic 840 of the Financial Accounting Standards Board) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Topic 840).

“Capital Tranche” means specified portions of Capital outstanding as follows: (a) any Capital for which the applicable Discount Rate is determined by reference to the Term SOFR Rate and which have the same Tranche Period shall constitute one Capital Tranche, (b) all Capital for which the applicable Discount Rate is determined by reference to Daily Simple SOFR

Exhibit I-4

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“Excluded Receivable” has the meaning set forth in the Receivables Sale Agreement.

“Excluded Subsidiary” shall mean any Potentially Excluded Subsidiary that has been the subject of an Exclusionary Event and each other corporation, limited liability company, partnership or other entity of which ownership interests representing at least a majority of the ordinary voting power or, in the case of partnership, at least a majority of the general partnership interests are directly or indirectly owned, controlled or held by one or more Potentially Excluded Subsidiary that has been subject of an Exclusionary Event.

“Exclusionary Event” shall mean the board of directors of any Potentially Excluded Subsidiary shall have authorized the filing of a bankruptcy petition with respect to such Potentially Excluded Subsidiary.

“Facility Account” means the account specified as such on Schedule C.

“Facility Termination Date” means the earlier of (i) ~~May 19~~April 30, ~~2025~~2028, and (ii) the Amortization Date.

“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended and any successor statute thereto.

“Fee Letter” means those certain fee letter agreements from time to time entered into, among the Seller, each Purchaser and/or the Administrative Agent or the Structuring Agent (each such fee letter agreement, as amended, restated, supplemented or otherwise modified from time to time).

“Fifth Amendment Effective Date” means May 22, 2020.

“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“Floor” means a rate of interest equal to zero (0.00%) per annum.

“FOB Accrual Balance” means, with respect to any Receivable on any date of determination, the ending balance of all accounting accruals or reserves for Receivables for which the related products and goods have been shipped to the related Obligor but not delivered to the related Obligor; provided that the Administrative Agent, by written notice to the Seller, Servicer and each Purchaser may require an adjustment to the FOB Accrual Balance if it determines pursuant to a Review that accounting accruals and reserves do not accurately reflect the actual amount of Receivables for which the related products and goods have been shipped to the related Obligor but not delivered to the related Obligor.

“Foreign Receivable” means a Receivable (other than a Canadian Receivable) as to which the Obligor (a) if a natural person, is not a resident of the United States of America, and (b) if a corporation or other business entity, is organized under the laws of and/or maintains its chief executive office in a jurisdiction other than the United States of America.

Exhibit I-14

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“Loss Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (a) the Stress Factor, times (b) the highest three-month rolling average Default Ratio during the 12 Calculation Periods ending on the immediately preceding Cut-Off Date, times (c) the Default Horizon Ratio as of the immediately preceding Cut-Off Date.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of Seller or RPM-Delaware and any of its subsidiaries, taken as a whole, (ii) the ability of Seller to perform its obligations under this Agreement or (at any time RPM-Delaware is acting as Servicer or Performance Guarantor), the ability of the Servicer or the Performance Guarantor to perform its obligations under this Agreement or the Performance Undertaking, as the case may be, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) any Purchaser’s interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectability of the Receivables generally or of any material portion of the Receivables.

“Material Indebtedness” means (a) with respect to the Performance Guarantor and its Subsidiaries (other than the Originators), Indebtedness in excess of $~~50~~150 million in aggregate principal amount and (b) with respect to any Originator, Indebtedness in excess of $20 million in aggregate principal amount.

“Monthly Reporting Date” shall have the meaning set forth in Section 8.5.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Receivables Balance” means, at any time, Adjusted Eligible Receivables at such time reduced by the aggregate amount by which (a) the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds (b) the Concentration Limit for such Obligor.

“Obligations” shall have the meaning set forth in Section 2.1.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organic Document” means, relative to any Person, its certificate of incorporation, its by-laws, its partnership agreement, its memorandum and articles of association, its limited liability company agreement and/or operating agreement, share designations or similar organization documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Equity Interests.

“Originator” has the meaning specified in the Receivables Sale Agreement.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

Exhibit I-17

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“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Seller.

“Parent” has the meaning set forth in the Receivables Sale Agreement.

“Participant” has the meaning set forth in Section 12.2.

“Past Due Ratio” means, at any time, the following quotient (expressed as a percentage): (a) the sum (without duplication) of Defaulted Receivables and Charged-Off Receivables at such time, divided by (b) the aggregate Outstanding Balance of all Receivables.

“Percentage” means, at any time, with respect to any Purchaser, the percentage obtained by dividing the Commitment of such Purchaser at such time by the aggregate Commitment of all Purchasers at such time or, following the termination of all Commitments, the percentage obtained by dividing the aggregate Capital of such Purchaser at such time by the Aggregate Capital at such time.

“Performance Guarantor” means RPM-Delaware and its successors.

“Performance Undertaking” means that certain Third Amended and Restated Performance Undertaking, dated as of May 9, 2014, by Performance Guarantor in favor of Seller, substantially in the form of Exhibit XI, as the same may be amended, restated or otherwise modified from time to time.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“PINACLE” means PNC’s PINACLE® credit management service and any and all services and systems provided or used in connection therewith, and any similar or replacement electronic credit administration services implemented by PNC.

“PINACLE Agreement” means a separate written agreement between Seller and PNC regarding PINACLE, and any amendments, modifications or replacements thereof.

Exhibit I-18

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“Platform” means PINACLE or any of Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“PNC” has the meaning set forth in the preamble to this Agreement

“PNC Account” means the account specified form payments to PNC on Schedule C or such other account designated as such by PNC from time to time.

“Potential Amortization Event” means an event which, with the passage of any applicable cure period or the giving of notice, or both, would constitute an Amortization Event.

“Potentially Excluded Subsidiary” shall mean Specialty Products Holding Corp. and Bondex International Inc.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by PNC (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Purchase Limit” means $~~250,000,000~~300,000,000.

“Purchase Notice” has the meaning set forth in Section 1.2.

“Purchase Price” means, with respect to any Incremental Purchase of a Purchaser Interest, the amount paid to Seller for such Purchaser Interest which shall not exceed the least of (i) the amount requested by Seller in the applicable Purchase Notice, (ii) the unused portion of the Purchase Limit on the applicable purchase date and (iii) the excess, if any, of the Net Receivables Balance (less the Aggregate Reserves) on the applicable purchase date over the aggregate outstanding amount of Aggregate Capital determined as of the date of the most recent Receivables Report, taking into account such proposed Incremental Purchase.

“Purchaser Interest” means, at any time, an undivided percentage interest (computed as set forth below) associated with a designated amount of Capital, selected pursuant to the terms and conditions hereof in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable. Each such undivided percentage interest shall equal:

C
ANRB – AR

where:

C = the Capital of such Purchaser Interest.

AR = the Aggregate Reserves.

ANRB = the Adjusted Net Receivables Balance.

Exhibit I-19

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EXHIBIT II

FORM OF PURCHASE NOTICE

[Date]

~~Wells Fargo Bank, National Association, as a Purchaser~~

~~1100 Abernathy Road, Suite 1600~~

~~Atlanta, GA 30328~~

~~Attention: Taylor Cloud~~

~~Email: Taylor.Cloud@wellsfargo.com~~

PNC Bank, National Association, as ~~a Purchaser and as~~ Administrative Agent
The Tower at PNC Plaza

300 Fifth Avenue, 11th Floor

Pittsburgh, PA 15222

Attention: Brian Stanley

Telephone: 412-768-2001

Fax: 412-803-5204

Re: PURCHASE NOTICE

Ladies and Gentlemen:

Reference is hereby made to the Amended and Restated Receivables Purchase Agreement dated as of May 9, 2014 among RPM Funding Corporation (“Seller”), RPM International Inc., as initial Servicer, Wells Fargo Bank, National Association, as a Purchaser, PNC Bank, National Association, individually, as a Purchaser and as Administrative Agent, and PNC Capital Markets LLC, as Structuring Agent (the “Receivables Purchase Agreement”). Capitalized terms used herein shall have the meanings assigned to such terms in the Receivables Purchase Agreement.

The Administrative Agent and the Purchasers are hereby notified of the following Incremental Purchase:

Purchase Price: Wells Fargo’s Percentage of Purchase Price: PNC’s Percentage of Purchase Price:	$ $ $
Date of Purchase:

Exhibit II-1

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SCHEDULE A

COMMITMENTS OF THE PURCHASERS

PURCHASER	Commitment

Wells Fargo	$~~112,500,000~~135,000,000
PNC	$~~137,500,000~~165,000,000

Schedule A

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Annex A

[Closing List]

Annex A	Amendment No. 10 to A&R RPA (RPM)

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Closing Memorandum

Amendment to Trade Receivables Securitization Facility

for

RPM Funding Corporation,
& certain of its Affiliates

with

PNC Bank, National Association,
as Administrative Agent and a Purchaser

Wells Fargo Bank, National Association,
as a Purchaser

and

PNC Capital Markets LLC,
as Structuring Agent

For Closing on April 30, 2025

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Parties and Abbreviations:

Administrative Agent PNC

CHG Calfee, Halter & Griswold LLP, counsel to the RPM Parties

Collection Account Bank PNC

DAP Global DAP Global Inc., a Delaware corporation

Euclid The Euclid Chemical Company, an Ohio corporation

MB Mayer Brown LLP, special counsel to PNC and the Structuring Agent

Originators DAP Global, Euclid, Rust-Oleum, Tremco CPG and Weatherproofing

Performance Guarantor RPM-Delaware

PNC PNC Bank, National Association

Purchasers PNC and Wells

RPM-Delaware RPM International Inc., a Delaware corporation

RPM Parties RPM-Delaware, SPE, Servicer, Performance Guarantor and Originators

Rust-Oleum Rust-Oleum Corporation, a Delaware corporation

Servicer RPM-Delaware

SPE RPM Funding Corporation, a Delaware corporation structured as a bankruptcy-remote special-purpose entity wholly-owned directly by RPM-Delaware

Structuring Agent PNC Capital Markets LLC

Tremco CPG Trecmo CPG Inc., a Delaware corporation

Weatherproofing Weatherproofing Technologies, Inc., a Delaware corporation

Wells Wells Fargo Bank, National Association

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Document
A. PRIMARY TRANSACTION DOCUMENTS
5. Amendment 10 to Amended and Restated Receivables Purchase Agreement (the “RPA”) Exhibit A to Amendment 10 to RPA
6. Amendment No. 12 to Second A&R Receivables Sale Agreement (the “RSA”) Exhibit A to Amendment 12 to RSA
7. Amended and Restated Fee Letter
B. LEGAL OPINIONS
8.
Opinion of counsel to Seller, Servicer and Performance Guarantor re: general corporate matters, enforceability, no-conflicts with organizational documents, material agreements and New York and Federal law and, with respect to Seller, ’40 Act matters (note that customary corporate matters may be covered by in-house counsel as appropriate)

C. DOCUMENTATION AS TO AUTHORITY, INCUMBENCY AND OTHER MATTERS
9. Secretary’s Certificate of Seller as to: a. Resolutions of Board of Directors b. Certificate of Incorporation c. By-laws d. Incumbency and signature

3

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Document
10. Secretary’s Certificate of RPM-Delaware as to: a. Resolutions of Board of Directors b. Certificate of Incorporation c. By-laws d. Incumbency and signature
11. Good Standing Certificate for Seller from Delaware
12. Good Standing Certificate for RPM-Delaware from Delaware
D. MISCELLANEOUS
13. Transaction Administration Letter

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